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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                                                Commission File Number 000-22892

                              Tatham Offshore, Inc.
             (Exact name of registrant as specified in its charter)

                       4400 Post Oak Parkway, Suite 1600
                              Houston, Texas 77027
                                 (713) 621-3996
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
             Series A 12% Convertible Exchangeable Preferred Stock
              Series B 8% Convertible Exchangeable Preferred Stock
              Series C 4% Convertible Exchangeable Preferred Stock
                      Mandatory Redeemable Preferred Stock
                               Exchange Warrants
            (Title of each class of securities covered by this Form)

                                      None
      (Titles of all other classes of securities for which a duty to file reports under sections 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [ x ]        Rule 12h-3(b)(1)(ii)    [    ]
             Rule 12g-4(a)(1)(ii)   [   ]        Rule 12h-3(b)(2)(i)     [    ]
             Rule 12g-4(a)(2)(i)    [   ]        Rule 12h-3(b)(2)(ii)    [    ]
             Rule 12g-4(a)(2)(ii)   [   ]        Rule 15d-6              [    ]
             Rule 12h-3(b)(1)(i)    [ x ]

         Approximate number of holders of record as of the certification or notice date:
             Common Stock, par value $0.01 per share......................231
             Series A 12% Convertible Exchangeable Preferred Stock.........57
             Series B 8% Convertible Exchangeable Preferred Stock...........7
             Series C 4% Convertible Exchangeable Preferred Stock...........9
             Mandatory Redeemable Preferred Stock...........................0
             Exchange Warrants..............................................0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Tatham Offshore, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                                TATHAM OFFSHORE, INC.

Date:   May 2, 2001                             By: /s/ Dennis A. Kunetka
                                                   -----------------------------

                                                Name:   Dennis A. Kunetka

                                                Title:  Chief Financial Officer